CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Senior Notes due 2014	$500,000,000	100.000%	$500,000,000	$68,200
0.950% Senior Notes due 2016	$500,000,000	99.904%	$499,520,000	$68,134.53
1.850% Senior Notes due 2018	$750,000,000	99.990%	$749,925,000	$102,289.77
3.200% Senior Notes due 2023	$1,250,000,000	99.685%	$1,246,062,500	$169,962.92
4.500% Senior Notes due 2043	$500,000,000	99.934%	$499,670,000	$68,154.99
Total:	$3,500,000,000		$3,495,177,500	$476,742.21

(1)	The filing fee of $476,742.21 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-183099

Prospectus Supplement

(To Prospectus dated August 6, 2012)

$3,500,000,000

Baxter International Inc.

$500,000,000 Floating Rate Senior Notes due 2014

$500,000,000 0.950% Senior Notes due 2016

$750,000,000 1.850% Senior Notes due 2018

$1,250,000,000 3.200% Senior Notes due 2023

$500,000,000 4.500% Senior Notes due 2043

We are offering $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2014 (the “Floating Rate Notes”), $500,000,000 aggregate principal amount of 0.950% Senior Notes due 2016 (the “2016 Notes”), $750,000,000 aggregate principal amount of 1.850% Senior Notes due 2018 (the “2018 Notes”), $1,250,000,000 aggregate principal amount of 3.200% Senior Notes due 2023 (the “2023 Notes”) and $500,000,000 aggregate principal amount of 4.500% Senior Notes due 2043 (the “2043 Notes,” and, together with the 2016 Notes, the 2018 Notes and the 2023 Notes, the “Fixed Rate Notes”). We refer to the Floating Rate Notes and the Fixed Rate Notes collectively as the “notes.”

The Floating Rate Notes will accrue interest at a variable rate reset each interest period based on the three-month LIBOR plus 0.170%. Interest on the Floating Rate Notes is payable quarterly on March 11, June 11, September 11 and December 11 of each year, beginning on September 11, 2013. Interest on the 2016 Notes is payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2013. Interest on the Fixed Rate Notes (other than the 2016 Notes) is payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2013. The Floating Rate Notes will mature on December 11, 2014. The 2016 Notes will mature on June 1, 2016, the 2018 Notes will mature on June 15, 2018, the 2023 Notes will mature on June 15, 2023 and the 2043 Notes will mature on June 15, 2043.

We do not have the right to redeem the Floating Rate Notes prior to maturity. We may at our option redeem the Fixed Rate Notes of any series, at any time, in whole or in part, at the redemption prices described in the section of this prospectus supplement entitled “Description of the Notes — Optional Redemption.” We must redeem all of the notes (other than the 2018 Notes) under the circumstances and at the redemption price described under the heading “Description of the Notes — Special Mandatory Redemption.” If a change of control triggering event as described in this prospectus supplement occurs, we will be required to offer to purchase the notes from the holders as described in the section of this prospectus supplement entitled “Description of the Notes — Offer to Purchase Upon Change of Control Triggering Event.”

The notes will be our general senior unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Baxter(2)
Floating Rate Senior Notes due 2014	100.000%	0.250%	99.750%
Total	$500,000,000	$1,250,000	$498,750,000
0.950% Senior Notes due 2016	99.904%	0.350%	99.554%
Total	$499,520,000	$1,750,000	$497,770,000
1.850% Senior Notes due 2018	99.990%	0.600%	99.390%
Total	$749,925,000	$4,500,000	$745,425,000
3.200% Senior Notes due 2023	99.685%	0.650%	99.035%
Total	$1,246,062,500	$8,125,000	$1,237,937,500
4.500% Senior Notes due 2043	99.934%	0.875%	99.059%
Total	$499,670,000	$4,375,000	$495,295,000

(1)	Plus accrued interest from June 11, 2013, if settlement occurs after that date.
(2)	Before expenses in connection with this offering. See “Underwriting.”

Currently, there is no public market for the notes. The notes will not be listed on any national securities exchange or any automated dealer quotation system.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about June 11, 2013.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Citigroup

Credit Suisse	Deutsche Bank Securities	RBS	UBS Investment Bank

Senior Co-Managers

Barclays	HSBC	Mitsubishi UFJ Securities	Mizuho Securities

Co-Managers

TD Securities	BNY Mellon Capital Markets, LLC	Danske Markets Inc.

The date of this prospectus supplement is June 4, 2013.

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Before making a decision to invest in the notes, you should read this entire prospectus supplement, including the section entitled “Risk Factors,” as well as the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references to “Baxter,” “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to Baxter International Inc. and its subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that may be important to you or that you should consider when making an investment decision with respect to the notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, before making a decision to invest in the notes.

Baxter International Inc.

Baxter International Inc. was incorporated under Delaware law in 1931. Our principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015 and our telephone number is (224) 948-2000. We develop, manufacture and market products that save and sustain the lives of people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma and other chronic and acute medical conditions. As a global, diversified healthcare company, we apply a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide. Our products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices, clinical and medical research laboratories, and by patients at home under physician supervision. We manufacture products in 27 countries and sell them in over 100 countries.

We operate in two segments, each of which is a strategic business that is managed separately because each business develops, manufactures and markets distinct products and services. The BioScience business processes recombinant and plasma-based proteins to treat hemophilia and other bleeding disorders; plasma-based therapies to treat immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute blood-related conditions; biosurgery products; and select vaccines. The Medical Products business manufactures intravenous (IV) solutions and administration sets, premixed drugs and drug-reconstitution systems, pre-filled vials and syringes for injectable drugs, infusion pumps, IV nutrition products, and inhalation anesthetics, as well as products and services related to pharmacy compounding, drug formulation and packaging technologies. In addition, the Medical Products business provides products and services to treat end-stage renal disease, or irreversible kidney failure. The business manufactures solutions and other products for peritoneal dialysis, a home-based therapy, and also distributes products for hemodialysis, which is generally conducted in a hospital or clinic.

For additional information regarding our business, we refer you to our filings with the Securities and Exchange Commission that are incorporated into this prospectus supplement and the accompanying prospectus by reference. Please read the section in the accompanying prospectus entitled “Where You Can Find More Information.”

Gambro Transaction

On December 4, 2012, we announced that we had entered into a definitive agreement to acquire Gambro AB (“Gambro”), a privately-held dialysis product company based in Lund, Sweden (such agreement, as amended on May 29, 2013, being the “Share Purchase Agreement” and such acquisition being the “Acquisition”). Gambro is a global medical technology company focused on developing, manufacturing and supplying dialysis products and therapies for patients with acute or chronic kidney disease. The transaction will provide us with a broad and complementary dialysis product portfolio, while further advancing our geographic footprint in the dialysis business. In addition, we will augment our pipeline by adding Gambro’s next generation monitors, dialyzers, devices and dialysis solutions. Under the terms of the Share Purchase Agreement, we will provide total consideration of SEK 26.5 billion (approximately $4 billion at May 31, 2013) for the Acquisition, excluding adjustments for net indebtedness and working capital at the time of closing. The transaction is expected to close in the third quarter of 2013, subject to regulatory approvals and other closing conditions.

In 2012, Gambro generated net sales of approximately SEK 10.84 billion (approximately $1.6 billion) and EBITDA of approximately SEK 1.532 billion (approximately $0.2 billion). Gambro’s financial information is prepared in accordance with International Financial Reporting Standards as adopted by the European Union, and has been converted to U.S. dollars at an average 2012 exchange rate of approximately $0.15/SEK. The Gambro financial information presented could be materially different if prepared in accordance with generally accepted accounting principles in the United States.

We expect to finance the Acquisition and pay costs and expenses related to the Acquisition with cash on hand and approximately $3.0 billion of the proceeds of the notes offered hereby.

The Offering

The following is a summary of the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Baxter International Inc., a Delaware corporation.

Notes Offered	$500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2014.

$500,000,000 aggregate principal amount of 0.950% Senior Notes due 2016.

$750,000,000 aggregate principal amount of 1.850% Senior Notes due 2018.

$1,250,000,000 aggregate principal amount of 3.200% Senior Notes due 2023.

$500,000,000 aggregate principal amount of 4.500% Senior Notes due 2043.

Maturity	The Floating Rate Senior Notes will mature on December 11, 2014.
The 2016 Notes will mature on June 1, 2016.
The 2018 Notes will mature on June 15, 2018.
The 2023 Notes will mature on June 15, 2023.
The 2043 Notes will mature on June 15, 2043.

Interest	The Floating Rate Notes will accrue interest at a variable rate reset each interest period based on the three-month LIBOR plus 0.170%.
Interest on the 2016 Notes will accrue at the rate of 0.950% per annum.
Interest on the 2018 Notes will accrue at the rate of 1.850% per annum.
Interest on the 2023 Notes will accrue at the rate of 3.200% per annum.
Interest on the 2043 Notes will accrue at the rate of 4.500% per annum.

Interest Payment Dates	Interest on the Floating Rate Notes is payable quarterly on March 11, June 11, September 11 and December 11 of each year, beginning on September 11, 2013. Interest on the 2016 Notes is payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2013. Interest on the Fixed Rate Notes (other than the 2016 Notes) is payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2013.

Ranking	The notes are senior unsecured and unsubordinated obligations of ours and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness. See the section of this prospectus supplement entitled “Description of the Notes — Ranking.”

Optional Redemption	We do not have the right to redeem the Floating Rate Notes prior to maturity. We may at our option redeem the Fixed Rate Notes of any series, at any time, in whole or in part, at the applicable “make-whole” redemption price, as described in this prospectus supplement. Commencing three months prior to their maturity date, we may at our option redeem the 2023 Notes, at any time, in whole or in part, at a redemption price equal to the principal amount of the 2023 Notes plus accrued and unpaid interest to the date of redemption. Commencing six months prior to their maturity date, we may at our option redeem the 2043 Notes, at any time, in whole or in part, at a redemption price equal to the principal amount of the 2043 Notes plus accrued and unpaid interest to the date of redemption. See the section of this prospectus supplement entitled “Description of the Notes — Optional Redemption.”

Special Mandatory Redemption	In the event we do not complete the Acquisition on or prior to March 17, 2014 or the Share Purchase Agreement is terminated at any time prior thereto, we will redeem all the notes (other than the 2018 Notes) on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of each series of such notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). See “Description of the Notes — Special Mandatory Redemption” in this prospectus supplement.

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, as defined under “Description of the Notes — Offer to Purchase Upon Change of Control Triggering Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets. These covenants are subject to a number of important limitations and exceptions. See the section in the accompanying prospectus entitled “Description of Debt Securities — Certain Covenants.”

Further Issuances	We reserve the right, from time to time, without the consent of the holders of any series of the notes, to issue additional notes of any such series on terms and conditions substantially identical to those of the notes of such series, so that such additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of such series.

Use of Proceeds	We intend to use approximately $3.0 billion of the net proceeds from the sale of the notes offered hereby to finance the Acquisition and to pay fees and expenses related to the Acquisition and the remainder for general corporate purposes, including the repayment of commercial paper.

Trustee, Registrar, Paying Agent and Calculation Agent	The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association).

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Ratio of Earnings to Fixed Charges	The following table sets forth our ratios of earnings to fixed charges for the years and period indicated:

	Three Months Ended March 31, 2013	Years Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	11.56	13.23	14.87	9.88	14.40	12.17

See the section of this prospectus supplement entitled “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

Before you decide to invest in the notes, you should carefully consider the following risk factors as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

The notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not obligations of our subsidiaries. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings and operating capital requirements of our subsidiaries. We depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to us for such payment, whether by dividends, distributions, loans or other payments. The ability of our subsidiaries to make any payments to us will depend on our subsidiaries’ earnings, business and tax considerations and any legal restrictions.

As a result of our structure, the notes will effectively rank junior to all existing and future indebtedness, trade payables and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the notes to participate in those assets, will be subject to the prior claims of our subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Active trading markets for the notes may not develop.

Currently there are no public markets for the notes and we do not plan to list the notes on any national securities exchange or automated dealer quotation system. As a result, active trading markets for the notes may not develop or, if they do develop, they may not be sustained. If active trading markets for the notes fail to develop or cannot be sustained, the trading prices and liquidity of the notes could be adversely affected.

The liquidity of any trading market in the notes, and the market prices quoted for the notes, also may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. In addition, we may determine from time to time in the future to purchase the notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, which would create more limited markets for the notes.

We could enter into various transactions that could increase the amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

The indenture governing the notes does not generally prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect the holders of the notes.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

If we do not complete the Acquisition on or prior to March 17, 2014, we will be required to redeem all of the notes (other than the 2018 Notes) and as a result you may not obtain your expected return on such notes.

Our ability to complete the Acquisition is subject to various closing conditions (including multiple antitrust approvals), many of which are beyond our control. In addition, if the closing of the Acquisition has not yet occurred, the Share Purchase Agreement may be terminated by either party after August 31, 2013 upon written notice to the other party. If we are unable to complete the transaction on or prior to March 17, 2014, or the Share Purchase Agreement is terminated at any time prior to that date, we will be required to redeem all of the notes (other than the 2018 Notes) at a redemption price equal to 101% of the aggregate principal amount of each series of such notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. However, there is no escrow account or security interest for the benefit of the holders of such notes to effect the special mandatory redemption. If we are required to redeem such notes pursuant to the mandatory redemption provisions, you may not obtain your expected return on such notes, and you may not be able to reinvest the proceeds from the special mandatory redemption in an investment that results in a comparable return. You will have no rights under the mandatory redemption provision as long as the Acquisition is completed, nor will you have any rights to require us to repurchase your notes if, between the closing of this offering and the closing of the Acquisition, we experience any change in our business or financial condition, or if the terms of the Acquisition or the financing thereof change. See the section of this prospectus supplement entitled “Description of the Notes – Special Mandatory Redemption.”

The amount of interest payable on the Floating Rate Notes is set only once per period based on the three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR is not an indication that the three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR on the applicable interest determination date, you will not benefit from the three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the floating rate notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of your Floating Rate Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the Floating Rate Notes.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect,” and similar expressions. The statements are based on assumptions about many important factors, including assumptions concerning:

•	demand for and market acceptance risks for and competitive pressures related to new and existing products, such as ADVATE and plasma-based therapies (including Antibody Therapy), and other therapies;

•	fluctuations in supply and demand and the pricing of plasma-based therapies;

•	the impact of U.S. healthcare reform and other similar actions undertaken by foreign governments with respect to pricing, reimbursement, taxation and rebate policies;

•

additional legislation, regulation and other governmental pressures in the United States or globally, which may affect pricing, reimbursement, taxation and rebate policies of government agencies and private payers or other elements of our business;

•	future actions of third parties, including third-party payors, as healthcare reform and other similar measures are implemented in the United States and globally;

•	our ability to identify business development and growth opportunities;

•	receipt of regulatory approvals, including multiple antitrust approvals, and satisfaction of closing conditions related to the pending Gambro acquisition;

•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, sanctions, seizures, litigation, or declining sales;

•

future actions of the U.S. Food and Drug Administration (FDA), the European Medicines Agency or any other regulatory body or government authority that could delay, limit or suspend product development, manufacturing or sale or result in seizures, recalls, injunctions, monetary sanctions or criminal or civil liabilities;

•	fluctuations in foreign exchange and interest rates;

•	product development risks, including satisfactory clinical performance, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;

•	our ability to enforce our patent rights or the impact of third party patents preventing or restricting our manufacture, sale or use of affected products or technology;

•	the impact of geographic and product mix on our sales;

•	the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies;

•	inventory reductions or fluctuations in buying patterns by wholesalers or distributors;

•	the availability and pricing of acceptable raw materials and component supply;

•	global regulatory, trade and tax policies;

•	any changes in law concerning the taxation of income, including income earned outside the United States;

•	actions by tax authorities in connection with ongoing tax audits;

•	our ability to realize the anticipated benefits of our business optimization and transformation initiatives;

•	the successful implementation of our global enterprise resource planning system;

•	our ability to realize the anticipated benefits from our joint product development and commercialization arrangements, governmental collaborations and other business development activities;

•	changes in credit agency ratings;

•	the impact of global economic conditions on us and our customers and suppliers, including foreign governments in certain countries in which we operate; and

•

those factors described in the section of this prospectus supplement entitled “Risk Factors” as well as other factors identified in our other filings with the Securities and Exchange Commission, including those described under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and is available on our website.

Actual results may differ materially from those projected in the forward-looking statements. We do not undertake to update our forward-looking statements.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $3.47 billion, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use approximately $3.0 billion of the net proceeds from the sale of the notes to finance the Acquisition and to pay fees and expenses related to the Acquisition and the remainder for general corporate purposes, including the repayment of commercial paper.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the years and period indicated:

	Three Months Ended March 31, 2013	Years Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	11.56	13.23	14.87	9.88	14.40	12.17

(1)	For purposes of computing the ratios, (i) “earnings” consist of income before income taxes, plus fixed charges less capitalized interest costs, as adjusted for net losses or net gains of less than majority-owned affiliates, net of dividends, and (ii) “fixed charges” consist of interest costs and estimated interest in rentals and exclude interest on uncertain tax positions.

“Income before income taxes” includes certain significant items as follows:

2013:	$17 million related to business development charges associated with pre-acquisition costs for the planned acquisition of Gambro, $17 million charge related to derivative instruments entered into in December 2012 and January 2013 to hedge the anticipated foreign currency cash outflows associated with the planned acquisition of Gambro, and $11 million charge related to the Venezuelan currency devaluation announced by the government of Venezuela in February 2013.

2012:	$170 million charge primarily related to the settlement of certain pension obligations, $150 million business optimization charge, business development charges of $128 million principally related to upfront payments for collaboration agreements, a benefit of $91 million related to the reduction of certain contingent payment liabilities, and a net benefit of $23 million primarily related to an adjustment to infusion pump reserves.

2011:	$192 million business optimization charge, $103 million of charges principally related to asset impairments and a contribution to the Baxter International Foundation and a $79 million charge relating to the resolution of litigation pertaining to average wholesale prices and certain historical rebate and discount adjustments.

2010:	$588 million charge relating to infusion pumps, $257 million business optimization charge, $112 million impairment charge, $62 million litigation-related charge, $34 million of business development charges and a $28 million charge to write down accounts receivable in Greece.

2009:	$79 million business optimization charge, $27 million charge relating to infusion pumps and a $54 million impairment charge.

2008:	$125 million charge relating to infusion pumps, $31 million impairment charge and $19 million of charges relating to acquired in-process research and development.

Excluding these significant items, the ratio of earnings to fixed charges was 12.27, 14.67, 16.74, 15.05, 15.19 and 12.97 in 2013, 2012, 2011, 2010, 2009 and 2008, respectively.

Please refer to the financial statements and financial information incorporated by reference in the accompanying prospectus for more information relating to the foregoing. See the section of the accompanying prospectus entitled “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes being offered by this prospectus supplement and supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the notes and the indenture under which the notes will be issued, but do not purport to be complete. The descriptions are qualified in their entirety by reference to the indenture, dated as of August 8, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee and a ninth supplemental indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee. A copy of the indenture is filed with the Securities and Exchange Commission as an exhibit to the registration statement relating to this prospectus supplement and the accompanying prospectus and you should refer to the indenture, as supplemented, for provisions that may be important to you.

General

We will issue the notes under the indenture, dated as of August 8, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee, and to be amended and supplemented by a ninth supplemental indenture to be entered into between us and the trustee (as so amended and supplemented, the “indenture”). The indenture has been qualified as an indenture under the Trust Indenture Act of 1939. The terms of the indenture are those provided in the indenture and those made a part of the indenture by the Trust Indenture Act. The notes will constitute debt securities under the indenture as described in the accompanying prospectus. In addition to the notes, we may issue, from time to time, other series of debt securities under the indenture. Such other series will be separate from and independent of the notes.

We will issue five series of notes. We will initially issue a total of $500,000,000 aggregate principal amount of floating rate notes that will mature on December 11, 2014, $500,000,000 aggregate principal amount of fixed rate notes that will mature on June 1, 2016, $750,000,000 aggregate principal amount of fixed rate notes that will mature on June 15, 2018, $1,250,000,000 aggregate principal amount of fixed rate notes that will mature on June 15, 2023 and $500,000,000 aggregate principal amount of fixed rate notes that will mature on June 15, 2043.

We may, from time to time, without the consent of the holders of any series of the notes, issue additional notes of any such series on terms and conditions substantially identical to those of the notes of such series (except for the issue date and, in some cases, the initial interest payment date), so that such additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of such series and will otherwise have the same terms as the notes of such series.

Each series of notes will be issued in the form of one or more global securities registered in the name of the nominee of The Depository Trust Company (which we may refer to along with its successors in such capacity as the depositary). The notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Payments on notes issued as a global security will be made to the depositary, the nominee of the depositary or in the event that no depositary is used, to a paying agent for the notes. See the section entitled “Description of Debt Securities — Book-Entry Securities” in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described in the sections entitled “Description of Debt Securities — Satisfaction and Discharge” and “— Defeasance and Covenant Defeasance” in the accompanying prospectus.

The notes will not be subject to a sinking fund provision.

Fixed Rate Notes

The 2016 Notes will bear interest at a rate of 0.950% per annum, the 2018 Notes will bear interest at a rate of 1.850% per annum, the 2023 Notes will bear interest at a rate of 3.200% per annum and the 2043 Notes will bear interest at a rate of 4.500% per annum. Interest on the 2016 Notes will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2013. Interest on the Fixed Rate Notes (other than the 2016 Notes) will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2013. We will make each interest payment to the holders of record of the 2016 Notes as of the close of business on the immediately preceding May 15 and November 15. We will make each interest payment to the holders of record of the Fixed Rate Notes (other than the 2016 Notes) as of the close of business on the immediately preceding June 1 and December 1 (whether or not a business day). Interest on the Fixed Rate Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

If any interest payment date on the Fixed Rate Notes falls on a day that is not a business day, payment will be made on the next succeeding business day, and no interest will accrue for the period from and after the interest payment date to the next succeeding business day. As used in this prospectus supplement, the term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by or pursuant to law, regulation or executive order to close.

Floating Rate Notes

The Floating Rate Notes will accrue interest at a variable rate reset each interest period as described below. Interest on the Floating Rate Notes will be payable quarterly on March 11, June 11, September 11 and December 11 of each year, beginning on September 11, 2013. We will make each interest payment to the holders of record of the Floating Rate Notes as of the close of business on the immediately preceding March 1, June 1, September 1 and December 1 (whether or not a business day). The interest rate for the Floating Rate Notes for a particular interest period will be a per annum rate equal to the three-month LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the trustee, plus 0.170%. The interest rate on the Floating Rate Notes will be reset on the first day of each interest period other than the initial interest period. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date that the Floating Rate Notes are issued) and ending on the day immediately preceding the next interest payment date. The interest determination date for an interest period will be the second London Banking Day preceding the first day of such interest period. Interest on the Floating Rate Notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year.

If any interest payment date on the Floating Rate Notes falls on a day that is not a business day, payment will be made on the next succeeding business day, and no interest will accrue for the period from and after the interest payment date to the next succeeding business day; provided, that if such next succeeding business day does not occur in the calendar month of the relevant interest payment date, payment will be made on the business day immediately preceding the interest payment date.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (1) above, we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by us for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by us are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date.

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London inter-bank market.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the request of any holder of the Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the Floating Rate Notes.

Ranking

The notes are our direct, unsecured and unsubordinated obligations and will rank equal in priority of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any future subordinated indebtedness. At March 31, 2013, we had approximately $5.866 billion of senior unsecured indebtedness outstanding. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. See “Risk Factors” above and the section entitled “Description of Debt Securities — Ranking” in the accompanying prospectus.

Special Mandatory Redemption

We intend to use approximately $3.0 billion of the net proceeds from the sale of the notes, together with cash on hand, to finance the Acquisition, including the payment of related fees and expenses as described under the heading “Use of Proceeds.” The closing of this offering will occur prior to the consummation of the Acquisition.

The Acquisition is subject to various closing conditions. In addition, if the closing of the Acquisition has not yet occurred, the Share Purchase Agreement may be terminated by either party after August 31, 2013 upon written notice to the other party. In the event we do not complete the Acquisition on or prior to March 17, 2014 or the Share Purchase Agreement is terminated at any time prior thereto, we will redeem all the notes (other than the 2018 Notes) on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of each series of such notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “special mandatory redemption date” means the earlier to occur of (i) March 31, 2014, or (ii) the tenth business day following the termination of the Share Purchase Agreement.

We will cause the notice of special mandatory redemption to be distributed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder. If funds sufficient to pay the special mandatory redemption price of all notes to be redeemed on the special mandatory redemption date are deposited with the trustee on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, such notes will cease to bear interest. The provisions relating to special mandatory redemption described in this paragraph may not be waived or modified for any series of notes subject to special mandatory redemption without the written consent of holders of at least 90% in principal amount of that series of notes outstanding.

Optional Redemption

We do not have the right to redeem the Floating Rate Notes prior to maturity. The 2023 Notes, at any time prior to the date that is three months prior to their maturity date, the 2043 Notes, at any time prior to the date that is six months prior to their maturity date, and the Fixed Rate Notes of any other series will be redeemable in whole at any time or in part, from time to time, at our option, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 10 basis points, in the case of the 2016 Notes, 15 basis points, in the case of the 2018 Notes, and 20 basis points, in the case of the 2023 Notes and the 2043 Notes, plus accrued and unpaid interest to the date of redemption.

On or after the date that is three months prior to their maturity date, the 2023 Notes and, on or after the date that is six months prior to their maturity date, the 2043 Notes will be redeemable in whole at any time or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we shall appoint.

“Reference Treasury Dealers” means (1) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (“Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) at our option, additional Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

To exercise our option to redeem the Fixed Rate Notes, we will give each holder of Fixed Rate Notes to be redeemed a notice in writing at least 30 days but not more than 60 days before the redemption date. If we elect to redeem fewer than all the Fixed Rate Notes, the trustee will select the particular notes to be redeemed by such method as the trustee deems fair and appropriate and in accordance with the indenture.

Unless a default occurs in payment of the redemption price, from and after the redemption date interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption.

Offer to Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, other than with respect to Fixed Rate Notes for which we have exercised our option to redeem as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the applicable notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee such notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture with respect to such notes, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture), other than us or one of our subsidiaries, (3) the adoption of a plan relating to our liquidation or dissolution, or (4) the replacement of a majority of our board of directors over a two-year period from the directors who constituted our board of directors at the beginning of such period, and such replacement directors shall not have been approved by at least a majority of our board of directors then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director) who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means with respect to any series of the notes, the rating on such notes is lowered by each of the Rating Agencies and such notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of such notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies but no longer than 180 days) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

Under clause (4) of the definition of Change of Control, a change of control will occur if a majority of our board of directors is replaced over a two year period by directors who have not been “approved” by the directors then in office. Under a Delaware Chancery Court interpretation of a similar provision, our board of directors could approve a slate of shareholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. Accordingly, under such interpretation, our board of directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.

Our obligation to purchase the notes following a Change of Control Triggering Event is subject to the provisions described in the accompanying prospectus described in the section entitled “Description of Debt Securities — Defeasance and Covenant Defeasance.”

Book-Entry and Settlement

Each series of notes will be represented by one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), the depositary for the notes, and registered in the name of Cede & Co., the nominee of DTC. All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). A description of DTC’s procedures is set forth in the accompanying prospectus under the heading “Description of Debt Securities — Book-Entry Securities.”

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream, Luxembourg participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear system (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream, Luxembourg Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the global notes described herein or in the accompanying prospectus, cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream Participant purchasing an interest in a global note from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Euroclear Participants and Clearstream, Luxembourg Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the underwriters take any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The Trustee, Registrar, Paying Agent and Calculation Agent

The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association) will be the trustee, registrar and paying agent with respect to the notes, and will be the calculation agent with respect to the Floating Rate Notes. The Bank of New York Mellon Trust Company, N.A. is an affiliate of one of the underwriters in this offering.

UNDERWRITING

We and the underwriters named below, for whom J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have entered into an underwriting agreement relating to the offering and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of the notes set forth opposite the name of that underwriter below:

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 2016 Notes	Principal Amount of 2018 Notes	Principal Amount of 2023 Notes	Principal Amount of 2043 Notes
J.P. Morgan Securities LLC	$119,750,000	$119,750,000	$179,625,000	$299,375,000	$119,750,000
Citigroup Global Markets Inc.	64,700,000	64,700,000	97,050,000	161,750,000	64,700,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	64,700,000	64,700,000	97,050,000	161,750,000	64,700,000
Credit Suisse Securities (USA) LLC	40,000,000	40,000,000	60,000,000	100,000,000	40,000,000
Deutsche Bank Securities Inc.	40,000,000	40,000,000	60,000,000	100,000,000	40,000,000
RBS Securities Inc.	40,000,000	40,000,000	60,000,000	100,000,000	40,000,000
UBS Securities LLC	40,000,000	40,000,000	60,000,000	100,000,000	40,000,000
Barclays Capital Inc.	20,000,000	20,000,000	30,000,000	50,000,000	20,000,000
HSBC Securities (USA) Inc.	20,000,000	20,000,000	30,000,000	50,000,000	20,000,000
Mitsubishi UFJ Securities (USA), Inc.	20,000,000	20,000,000	30,000,000	50,000,000	20,000,000
Mizuho Securities USA Inc.	20,000,000	20,000,000	30,000,000	50,000,000	20,000,000
TD Securities (USA) LLC	5,450,000	5,450,000	8,175,000	13,625,000	5,450,000
BNY Mellon Capital Markets, LLC	2,700,000	2,700,000	4,050,000	6,750,000	2,700,000
Danske Markets Inc.	2,700,000	2,700,000	4,050,000	6,750,000	2,700,000

Total	$500,000,000	$500,000,000	$750,000,000	$1,250,000,000	$500,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased. We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute in respect of these liabilities.

We estimate that the offering expenses payable by us in connection with the issuance of the notes, excluding underwriting discounts and commissions, will be approximately $5,850,000. The underwriters have agreed to make a payment to us of $1,625,000 in reimbursement of a portion of the estimated expenses payable by us in connection with the issuance of the notes.

The notes are new issues of securities with no established trading markets. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series. However, they are not obligated to do so and may discontinue any market-making at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters initially propose to offer the notes directly to the public at the offering prices described on the cover page of this prospectus supplement, and may offer the notes to certain dealers at prices that represent a concession not in excess of 0.150% of the principal amount of the Floating Rate Notes, 0.150% of the principal amount of the 2016 Notes, 0.350% of the principal amount of the 2018 Notes, 0.400% of the principal amount of the 2023 Notes and 0.500% of the principal amount of the 2043 Notes. Any underwriter may allow, and any such dealer may re-allow to certain other dealers, a concession not in excess of 0.025% of the principal amount of the Floating Rate Notes, 0.050% of the principal amount of the 2016 Notes, 0.200% of the principal amount of the 2018 Notes, 0.250% of the principal amount of the 2023 Notes and 0.250% of the principal amount of the 2043 Notes. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of such notes. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates perform investment banking and other capital markets services for us in the ordinary course of business. They have received, and may receive in the future, customary fees and commissions for these services. In addition, certain affiliates of the underwriters are, among other things, lenders under our revolving credit facility dated June 17, 2011. J.P. Morgan Securities LLC acted as lead arranger and bookrunner under the 364-Day Credit Agreement (the “Bridge Loan Facility”) we entered into in connection with the Acquisition and an affiliate of J.P. Morgan Securities LLC is the administrative agent for the Bridge Loan Facility. Affiliates of the other underwriters acted as syndication agents for the Bridge Loan Facility. Also, J.P. Morgan Securities LLC acted as our financial advisor in connection with the Acquisition. BNY Mellon Capital Markets, LLC is an affiliate of the trustee, registrar and paying agent with respect to the notes and the calculation agent with respect to the Floating Rate Notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

This document is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Each underwriter has represented and agreed that (1) it has not offered or sold and will not offer or sell the notes in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and (2) it has not issued or had in its possession for the purposes of issue and will not issue or have in its possession for the purposes of issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Stephanie A. Shinn, Baxter’s Corporate Vice President, Associate General Counsel and Corporate Secretary, will pass upon certain legal matters for us with respect to the notes. Ms. Shinn owns shares of, and options on, Baxter common stock, both directly and as a participant in various stock and employee benefit plans. Certain legal matters for the underwriters with respect to the notes will be passed upon by Sidley Austin LLP, Chicago, Illinois. Sidley Austin LLP has represented us from time to time on various unrelated legal matters.

PROSPECTUS

Baxter International Inc.

Debt Securities

By this prospectus, we may offer debt securities from time to time.

This prospectus describes some of the general terms that may apply to these debt securities. We will provide you with the specific terms and the offering prices of these debt securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investing in our debt securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in the periodic reports and other information we file with the Securities and Exchange Commission before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Baxter’s corporate offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and the telephone number is (224) 948-2000.

This prospectus is dated August 6, 2012.

You should rely only on the information incorporated by reference or provided in this prospectus. Baxter International Inc. has not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, as applicable. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may, at any time and from time to time, in one or more offerings, sell debt securities under this prospectus.

The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of the offering, including the specific amounts, prices and terms of the debt securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” before making an investment decision.

References in this prospectus to Baxter, we, us and our are to Baxter International Inc. and its subsidiaries, except as otherwise indicated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Information about us, including our SEC filings, is also available through our website at http://www.baxter.com. However, information on our website is not a part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

The SEC allows us to “incorporate by reference” in this prospectus information that we file with it, which means that we are disclosing important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•	Current Report on Form 8-K filed with the SEC on May 11, 2012.

You may also request a copy of those filings, excluding exhibits unless such exhibits are specifically incorporated by reference, at no cost by writing or telephoning us at the following address:

Corporate Secretary

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

(224) 948-2000

THE COMPANY

Baxter International Inc. was incorporated under Delaware law in 1931. Baxter, through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices, clinical and medical research laboratories, and by patients at home under physician supervision.

The BioScience and Medical Products segments comprise Baxter’s continuing operations.

BioScience. The BioScience business processes recombinant and plasma-based proteins to treat hemophilia and other bleeding disorders; plasma-based therapies to treat immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute blood-related conditions; products for regenerative medicine, such as biosurgery products; and select vaccines.

Medical Products. The Medical Products business manufactures intravenous (IV) solutions and administration sets, premixed drugs and drug-reconstitution systems, pre-filled vials and syringes for injectable drugs, IV nutrition products, infusion pumps, and inhalation anesthetics. The business also provides products and services related to pharmacy compounding, drug formulation and packaging technologies. In addition, the Medical Products business provides products and services to treat end-stage renal disease, or irreversible kidney failure. The business manufactures solutions and other products for peritoneal dialysis, a home-based therapy, and also distributes products for hemodialysis, which is generally conducted in a hospital or clinic.

Baxter manufactures products in 27 countries and sells them in over 100 countries. Baxter employs approximately 48,500 people.

SELECTED FINANCIAL DATA

The following table sets forth the historical selected financial information for Baxter. Effective January 1, 2012, we adopted the Financial Accounting Standards Board’s (FASB) Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Years Ended December 31,
	2011	2010	2009
Net income	$2,256	$1,427	$2,215
Other comprehensive (loss) income, net of tax:
Currency translation adjustments, net of tax (benefit) expense of ($12) in 2011, ($5) in 2010 and $98 in 2009	(205)	(342)	197
Pension and other employee benefits, net of tax benefit of ($151) in 2011, ($32) in 2010 and ($18) in 2009	(263)	(57)	(54)
Hedging activities, net of tax expense (benefit) of $5 in 2011, ($2) in 2010 and ($1) in 2009	5	(6)	(36)
Other, net of tax expense of $1 in 2011, $2 in 2010 and $2 in 2009	1	3	4

Total other comprehensive (loss) income, net of tax	(462)	(402)	111

Comprehensive income	1,794	1,025	2,326

Less: Comprehensive income attributable to noncontrolling interests	22	6	13

Comprehensive income attributable to Baxter	$1,772	$1,019	$2,313

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years and period indicated:

	Six Months Ended June 30, 2012	Years Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	14.77	14.87	9.88	14.40	12.17	12.26

(1)	For purposes of computing the ratios, (i) “earnings” consist of income before income taxes, plus fixed charges less capitalized interest costs, as adjusted for net losses or net gains of less than majority-owned affiliates, net of dividends and (ii) “fixed charges” consist of interest costs and estimated interest in rentals and exclude interest on uncertain tax positions.

“Income before income taxes” includes certain significant items as follows:

2012:

$91 million of gains related to the reduction of certain contingent payment liabilities associated with prior acquisitions, $78 million of business development charges and $23 million of net benefit from reserve adjustments, which primarily related to an adjustment to the COLLEAGUE infusion pump reserves.

2011:	$192 million business optimization charge, $103 million of charges principally related to asset impairments and a contribution to the Baxter International Foundation and a $79 million charge relating to the resolution of litigation pertaining to average wholesale prices and certain historical rebate and discount adjustments.

2010:	$588 million charge related to infusion pumps, $257 million business optimization charge, $112 million impairment charge, $62 million litigation-related charge, $34 million of charges related to acquired in-process research and development (IPR&D) and $28 million charge to write down accounts receivable in Greece.

2009:	$79 million business optimization charge, $27 million charge relating to infusion pumps and a $54 million impairment charge.

2008:	$125 million charge relating to infusion pumps, $31 million impairment charge and $19 million of charges relating to acquired IPR&D.

2007:	$70 million charge for restructuring, $56 million charge relating to litigation and $61 million of charges relating to acquired IPR&D.

Excluding these significant items, the ratio of earnings to fixed charges was 14.44, 16.74, 15.05, 15.19, 12.97 and 13.25 in 2012, 2011, 2010, 2009, 2008 and 2007, respectively.

Please refer to the financial statements and financial information incorporated by reference in this prospectus for more information relating to the foregoing. See “Where You Can Find More Information” for guidance.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment and refinancing of debt, acquisitions, additions to working capital, capital expenditures, stock repurchase programs and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under the indenture dated as of August 8, 2006 between us and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee, as subsequently supplemented. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. The indenture is incorporated by reference as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to Baxter and not to any of our subsidiaries.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture (supplemented, as applicable) before investing in our debt securities.

General

We may issue debt securities at any time and from time to time in one or more series without limitation on the aggregate principal amount. The indenture gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Baxter for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange, redemption or repayment of the debt securities, but Baxter may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal and premium, if any, of the debt securities will be payable or the method used to determine or extend those dates;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing;

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. currency;

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

•	any provisions that would determine payments on the debt securities by reference to an index, formula or other method;

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made;

•	any provisions for redemption of the debt securities;

•

any provisions that would allow or obligate us to redeem, purchase or repay the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder;

•	the terms of any right or obligation to convert or exchange the debt securities into any other securities or property;

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount;

•	the applicability of the provisions described below under “—Satisfaction and Discharge” or such other means of satisfaction or discharge;

•

any variation of the defeasance and covenant defeasance sections of the indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•	the appointment of any paying agents for the debt securities, if other than the trustee;

•

if varying from the description herein, whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities;

•

any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture;

•	any restriction or condition on the transferability of the debt securities;

•	any subordination provisions and related definitions in the case of subordinated debt securities;

•	any additions or changes to the indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; and

•	any other terms of the debt securities consistent with the indenture.

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. currency.

Ranking

Unless otherwise indicated in the prospectus supplement, the debt securities offered by this prospectus will:

•	be our general unsecured obligations,

•	rank equally with all of our other unsecured and unsubordinated indebtedness, and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. Unless otherwise indicated in the prospectus supplement, none of our subsidiaries will have any obligations with respect to the debt securities. Therefore, Baxter’s rights and the rights of Baxter’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to compliance with the applicable requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under “—Defeasance and Covenant Defeasance.”

Optional Redemption

Unless otherwise indicated in the prospectus supplement, the debt securities will be redeemable in whole or in part, at the option of Baxter, at any time at a redemption price set forth in the prospectus supplement to be determined at the time the debt securities are issued. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed. Unless a default occurs in payment of the redemption price, from and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.

Certain Covenants

Restrictions on the creation of secured debt. Unless otherwise indicated in the prospectus supplement, Baxter will not, and will not cause or permit any restricted subsidiary to, create, incur, assume or guarantee any indebtedness that is secured by a security interest in any principal facilities of Baxter or any restricted subsidiary or in shares of stock owned directly or indirectly by Baxter in any restricted subsidiary or in indebtedness for money borrowed by one of its restricted subsidiaries from Baxter or another of the restricted subsidiaries (“secured debt”) unless the debt securities then outstanding and any other indebtedness of or guaranteed by Baxter or such restricted subsidiary then entitled to be so secured is secured equally and ratably with or prior to any and all other obligations and indebtedness thereby secured, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

•

any security interest on any property which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by Baxter or a restricted subsidiary, which security interest secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which security interest is created prior to, at the same time as, or within 120 days after (i) in the case of the acquisition of property, the completion of the acquisition of the property and (ii) in the case of construction, development or improvement of property, the later to occur of the completion of such construction, development or improvement or the commencement of operation, use or commercial production of the property;

•

any security interest on property existing at the time of the acquisition of such property by Baxter or a restricted subsidiary which security interest secures obligations assumed by Baxter or a restricted subsidiary;

•	any security interest arising from conditional sales agreements or title retention agreements with respect to property acquired by Baxter or any restricted subsidiary;

•

security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with Baxter or a restricted subsidiary or at the time the corporation or firm sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to Baxter or a restricted subsidiary;

•	security interests securing indebtedness of a restricted subsidiary to Baxter or to another restricted subsidiary;

•	mechanics’ and other statutory liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

•	security interests arising by reason of deposit with, or the giving of any form of security to, any governmental agency which is required by law as a condition to the transaction of any business;

•

security interests for taxes, assessments or governmental charges or levies not yet delinquent or security interests for taxes, assessments or governmental charges or levies already delinquent but which are being contested in good faith;

•

security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested in good faith and, in the case of judgment liens, the execution has been stayed;

•	landlords’ liens on fixtures leased by Baxter or a restricted subsidiary in the ordinary course of business;

•

security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state, or any department, agency or instrumentality of the United States or any state;

•

security interests that secure an obligation issued by the United States or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

•	security interests by reason of deposits to qualify Baxter or a restricted subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of, or comply with, laws;

•

the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; or

•

any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of any secured debt secured by any security interest listed above, provided that the principal amount of the secured debt secured thereby does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or refunding, secured the secured debt and additions to the property.

For purposes of the indenture, “principal facilities” are any manufacturing plants, warehouses, office buildings and parcels of real property owned by Baxter or any restricted subsidiary, provided each such facility has a gross book value, without deduction for any depreciation reserves, in excess of 2% of Baxter’s consolidated net tangible assets other than any facility that is determined by Baxter’s board of directors to not be of material importance to the business conducted by Baxter and its subsidiaries taken as a whole. For purposes of the indenture, “consolidated net tangible assets” are the total amount of assets that would be included on Baxter’s consolidated balance sheet under generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount and unamortized expense incurred in the issuance of debt and other like intangibles, except for prepaid royalties.

Notwithstanding the limitations on secured debt described above, Baxter and any restricted subsidiary may create, incur, assume or guarantee secured debt, without equally and ratably securing the debt securities, provided that the sum of such secured debt and all other secured debt entered into after the date of the indenture, other than secured debt permitted as described in the bullet points above, does not exceed 15% of Baxter’s consolidated net tangible assets.

For purposes of the indenture, a “restricted subsidiary” is any corporation in which Baxter owns voting securities entitling it to elect a majority of the directors and which is either designated as a restricted subsidiary in accordance with the indenture or:

•	existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

•	has its principal business and assets in the United States;

•

the business of which is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

•	does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.

Restrictions on Mergers, Consolidations and Transfers of Assets. Unless otherwise indicated in the prospectus supplement, Baxter will not consolidate with or merge into or sell, transfer or lease all or substantially all of its respective properties and assets to another person unless:

•	in the case of a merger, Baxter is the surviving corporation, or

•

the person into which Baxter is merged or which acquires all or substantially all of the properties and assets of Baxter expressly assumes all of the obligations of Baxter relating to the debt securities and the indenture.

Upon any of the consolidation, merger or transfer, the successor corporation will be substituted for Baxter under the indenture. The successor corporation may then exercise all of the powers and rights of Baxter under the indenture, and Baxter will be released from all of its obligations and covenants under the debt securities and the indenture. If Baxter leases all or substantially all of its assets, the lessee corporation will be the successor and may exercise all of the respective powers and rights under the indenture but Baxter will not be released from its obligations and covenants under the debt securities and the indenture.

Events of Default

The indenture defines an “event of default” with respect to any series of debt securities. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for any series of debt securities:

•	our failure to pay interest on any of the debt securities when due, and continuance of the default for a period of 30 days;

•	our failure to pay principal or premium, if any, on that series of debt securities when due, whether at maturity or otherwise;

•

our failure to perform, or our breach, of any covenant or warranty in the indenture in respect of that series, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and continuance of that failure or breach, without that failure or breach having been cured or waived, for a period of 90 days after the trustee gives notice to us or, in the case of notice by the holders, the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series give notice to us and the trustee, specifying the default or breach;

•	specified events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default we may provide for that series.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to a series of debt securities, the trustee will mail to all holders of debt securities of such series notice of the default, unless the default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to a series of debt securities, except a default in payment of principal, premium, if any, or interest, if any, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance, or breach, of any covenant or warranty in the indenture or in respect of a series of debt securities, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to a series of debt securities.

The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization, with respect to a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of, and accrued and unpaid interest, if any, on, the debt securities in that series to be due and payable immediately. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to a series of debt securities occurs then the principal of, and accrued and unpaid interest, if any, on, all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities. However, upon specified conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may rescind and annul an acceleration of the debt securities of that series and its consequences.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that may be incurred by taking such action.

Subject to this requirement, holders of a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of such series.

The indenture requires the annual filing with the trustee of a certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer of Baxter that states whether Baxter is in default under the terms, provisions or conditions of the indenture.

Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.

Modification and Waivers

The indenture permits Baxter and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of a series affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities or the rights of the holders of the debt securities under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, with respect to the debt securities;

•	reduce the principal of or any premium on the debt securities or reduce the rate of interest on or the redemption or repurchase price of the debt securities;

•	change any place where or the currency in which the principal of, any premium or interest on, any debt security is payable;

•	impair the holder’s right to institute suit to enforce any payment on or after the stated maturity of the debt securities or, in the case of redemption, on or after the redemption date;

•

reduce the percentage in principal amount of outstanding debt securities whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences;

•

make certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of outstanding debt securities necessary to consent to any such change; or

•	make any change that adversely affects the right, if any, to convert or exchange any debt security for common stock or other securities in accordance with its terms.

The indenture also contains provisions permitting Baxter and the trustee, without the consent of the holders of the debt securities, to modify or amend the indenture, among other things:

•	to convey to the trustee as security for the debt securities any property or assets which Baxter may desire;

•	to evidence succession of another corporation to Baxter, or its successors, and the assumption by the successor corporation of the covenants, agreements and obligations of Baxter;

•

to add covenants and agreements of Baxter to those included in the indenture for the protection of holders of debt securities and to make the occurrence of a default of any such covenants or agreements a default or an event of default permitting enforcement of the remedies set forth in the indenture;

•	to add, delete or modify the events of default with respect to any series of debt securities the form and terms of which are being established pursuant to such supplemental indenture;

•	to prohibit the authentication and delivery of additional series of debt securities under the indenture;

•

to cure any ambiguity or correct or supplement any provision contained in the indenture or any supplemental indenture which may be defective or inconsistent with any other provisions contained therein;

•

to make such other provisions in regard to matters or questions arising under the indenture as are not inconsistent with the provisions of the indenture or any supplemental indenture and shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	to establish the form and terms of debt securities of any series issued under the indenture; or

•

to evidence and provide for acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

The holders of a majority in aggregate principal amount of the outstanding debt securities may waive our compliance with some of the restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of debt securities, waive any past default under the indenture with respect to the debt securities and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security.

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•

the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•

if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. currency equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

Satisfaction and Discharge

Upon the direction of Baxter, the indenture will cease to be of further effect with respect to any debt security specified, subject to the survival of specified provisions of the indenture, when:

•

either: (i) all debt securities issued under the indenture, subject to exceptions, have been delivered to the trustee for cancellation; or (ii) all debt securities issued under the indenture have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and Baxter has deposited with the trustee, in trust, funds in United States dollars, or direct or indirect obligations of the United States (“government obligations”) in an amount sufficient to pay the entire indebtedness on the debt securities including the principal, premium, if any, interest, if any, to the date of the deposit, if the debt securities have become due and payable, or to the maturity or redemption date of the debt securities, as the case may be;

•	Baxter has paid all other sums payable under the indenture with respect to the outstanding debt securities issued under the indenture; and

•	the trustee has received each officer’s certificate and opinion of counsel called for by the indenture.

Defeasance and Covenant Defeasance

Baxter may elect with respect to the debt securities issued under the indenture either

•	to defease and be discharged from all of its obligations with respect to the outstanding debt securities (“defeasance”), except for, among other things,

•	the obligation to register the transfer or exchange of the debt securities,

•	the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

•	the obligation to maintain an office or agency in respect of the debt securities, and

•	the obligation to hold monies for payment in trust; or

•

to be released from its obligations with respect to the debt securities under specified covenants in the indenture including those described under the heading “Certain Covenants — Restrictions on the creation of secured debt”, and any omission to comply with those obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”), in either case upon the irrevocable deposit by Baxter with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest, if any, on the due dates for those payments.

The defeasance or covenant defeasance described above will only be effective if, among other things:

•	it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Baxter is a party or is bound;

•	in the case of defeasance, Baxter will have delivered to the trustee an opinion of independent counsel confirming that

•	Baxter has received from or there has been published by the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change in law, the opinion of counsel will confirm that the holders of the debt securities then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•

in the case of covenant defeasance, Baxter will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the debt securities then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•

if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest, if any, with respect to the debt securities provided the debt securities are redeemed on a particular redemption date, Baxter will have given the trustee irrevocable instructions to redeem the debt securities on that date; and

•

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities will have occurred and be continuing on the date of the deposit into trust, and, solely in the case of defeasance, no event of default or event which with notice or lapse of time or both would become an event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to Baxter will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

In the event covenant defeasance is effected with respect to the debt securities and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the debt securities after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities at the time of any acceleration resulting from that event of default. However, Baxter would remain liable to make payment of those amounts due at the time of acceleration.

Book-Entry Securities

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) and registered in the name of DTC or its nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Global notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of such debt securities under the indenture.

Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indenture.

Except as set forth below, a Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited-purpose trust company organized under New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement of transactions among Direct Participants in such securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTTC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the Direct and Indirect Participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of

Cede & Co. or such other DTC nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to such debt securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to Baxter as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities of the series are credited on the record date (identified in the listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co, as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Baxter or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Baxter or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to Direct Participants is DTC’s responsibility. Disbursements of payments to beneficial owners are the responsibility of Direct and Indirect Participants.

In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s DTC account.

We obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

If at any time DTC or any successor depository for the debt securities of any series notifies us that it is unwilling or unable to continue as the depository for the debt securities of such series, or if at any time DTC or such successor depository shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, we will be obligated to use commercially reasonable efforts to appoint another depository for the debt securities of such series. If another depository is not appointed within 90 days, definitive note certificates will be issued in exchange for the Global Note representing the debt securities of that series.

We may at any time in our sole discretion determine that the debt securities of any series shall no longer be represented by the Global Note, in which case definitive note certificates will be issued in exchange for the Global Note representing the debt securities of that series.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A., or any successor thereto, will serve as trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. acts as trustee under certain other indentures with Baxter and its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Stephanie A. Shinn, Baxter’s Corporate Vice President, Associate General Counsel and Corporate Secretary, will pass upon certain legal matters for us with respect to the securities. Ms. Shinn owns shares of, and options on, Baxter common stock, both directly and as a participant in various stock and employee benefit plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baxter International Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited consolidated financial information of Baxter International Inc. for the quarterly periods ended March 31, 2012 and June 30, 2012, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 3, 2012, with respect to the quarter ended March 31, 2012, and (ii) August 2, 2012, with respect to the quarter ended June 30, 2012, each of which is incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.